FOREIGN CUSTODY MANAGER AGREEMENT

          AGREEMENT made as of May 15, 2006 between Strategic Funds, Inc. (the “Fund”), on behalf of Emerging Markets Opportunity Fund (the “Series”), and The Bank of New York (“BNY”).

W I T N E S S E T H:

          WHEREAS, the Fund desires to appoint BNY as a Foreign Custody Manager for the Series on the terms and conditions contained herein;

          WHEREAS, BNY desires to serve as a Foreign Custody Manager for the Series and perform the duties set forth herein on the terms and conditions contained herein;

          NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNY hereby agree as follows:

ARTICLE I.
DEFINITIONS

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

           1.      “Board” shall mean the board of directors of the Fund.

           2.      “Eligible Foreign Custodian” shall have the meaning provided in the Rule.

           3.      “Monitoring System” shall mean a system established by BNY to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.

           4.      “Responsibilities” shall mean the responsibilities delegated to BNY under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

           5.      “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

           6.      “Specified Country” shall mean each country listed on Schedule 1 attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given, or may give, on behalf of the Series, settlement instructions to BNY as custodian (the “Custodian”) for the Series under its Custody Agreement with the Fund.

ARTICLE II.
BNY AS A FOREIGN CUSTODY MANAGER

           1.      The Fund on behalf of its Board hereby delegates the Responsibilities to BNY with respect to each Specified Country.

           2.      BNY accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Series’ assets would exercise.

ARTICLE III.
RESPONSIBILITIES

           1.      Subject to the provisions of this Agreement, BNY shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNY shall: (a) determine that assets of the Series held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Series’ foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Series’ assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNY determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Series as such specified provisions; (d) monitor pursuant to the Monitoring System and in accordance with paragraph (c)(3)(i) of the Rule the appropriateness of maintaining the assets of the Series with a particular Eligible Foreign Custodian and the performance of the contract governing such arrangement; and (e) advise the Fund as soon as reasonably possible whenever BNY determines under the Monitoring System that an arrangement (including any material change in the contract governing such arrangement) with an Eligible Foreign Custodian no longer meets the requirements of the Rule.

           2.      For purposes of clause (d) of preceding Section 1 of this Article, BNY’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of an Eligible Securities Depository (as defined in Rule 17f-7 under the Investment Company Act of 1940) or any depository located outside the United States that acts as or operates a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) such country’s regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities. BNY may assume that the Board or the Series’ investment adviser and/or sub-investment adviser has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other specified country.

           3.      BNY shall provide to the Board quarterly written reports notifying the Board of the placement of assets of the Series with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of the Series with any such Eligible Foreign Custodian.

ARTICLE IV.
REPRESENTATIONS

           1.      The Fund, on behalf of the Series, hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; and (b) this Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present.

           2.      BNY hereby represents that: (a) BNY is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNY, constitutes a valid and legally binding obligation of BNY enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNY prohibits BNY’s execution or performance of this Agreement; (c) BNY has established and will maintain the Monitoring System; and (d) BNY is a U.S. Bank as defined in paragraph (a) (7) of the Rule.

ARTICLE V.
CONCERNING BNY

           1.      BNY shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, the Fund or Series except to the extent the same arises out of the failure of BNY to exercise the care, prudence and diligence required by Section 2 of Article II hereof. In no event shall BNY be liable to the Fund, the Series, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement. The foregoing provisions of this Section 1 shall not in any way modify or supersede BNY’s obligations to hold harmless and indemnify the Fund and/or Series in accordance with Article XV, paragraph 7 of the Custody Agreement.

           2.      The Fund, on behalf of the Series, shall indemnify BNY and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees, sustained or incurred by, or asserted against, BNY by reason or as a result of any action or inaction, or arising out of BNY’s performance hereunder, provided that the Fund shall not indemnify BNY to the extent any such costs, expenses, damages, liabilities or claims arises out of BNY’s failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof, nor shall the Fund and/or Series be liable to BNY or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement. The foregoing provisions of this Section 2 shall not in any way modify or supersede BNY’s obligations to hold harmless and indemnify the Fund and/or Series in accordance with Article XV, paragraph 7 of the Custody Agreement.

           3.      For its services hereunder, the Fund, on behalf of the Series, agrees to pay to BNY such compensation and out-of-pocket expenses as shall be mutually agreed.

           4.      BNY shall have only such duties as are expressly set forth herein. In no event shall BNY be liable for any Country Risks associated with investments in a particular country.

ARTICLE VI.
MISCELLANEOUS

           1.      This Agreement constitutes the entire agreement between the Fund, on behalf of the Series, and BNY with respect to BNY’s rights and responsibilities as the Series’ foreign custody manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNY hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement. By way of example only, this Agreement does not in any way modify or supersede BNY’s obligation to hold harmless and indemnify the Fund and/or Series in accordance with Article XV, paragraph 7 of the Custody Agreement.

           2.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNY, shall be sufficiently given if received by it at its offices at 15 Broad Street, New York, New York 10286, or at such other place as BNY may from time to time designate in writing.

           3.      Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 200 Park Avenue, New York, New York 10166, or at such other place as the Fund may from time to time designate in writing.

           4.      In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement shall not be assignable by either party without the written consent of the other.

           5.      This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund, on behalf of the Series, and BNY hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund, on behalf of the Series, and BNY each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund, on behalf of the Series, and BNY each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

           6.      The parties hereto agree that in performing hereunder, BNY is acting solely on behalf of the Fund and/or Series and no contractual or service relationship shall be deemed to be established hereby between BNY and any other person by reason of this Agreement.

           7.      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

           8.      This Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Fund, on behalf of the Series, and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than two hundred seventy (270) days after the date of such notice.

           9.      The obligations of the Fund hereunder shall be binding only upon the assets and property of the Series and shall not be binding upon the assets or property of any board member or officer of the Fund or shareholder of the Series individually.

IN WITNESS WHEREOF, the Fund, on behalf of the Series, and BNY have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

STRATEGIC FUNDS, INC., on behalf of Emerging Markets Opportunity Fund By: __________________________ Title: THE BANK OF NEW YORK By: _____________________________ Title:

SCHEDULE 1

Specified Countries

Argentina
Brazil
Bulgaria
Chile
China
Colombia
Croatia
Czech Republic
Ecuador
Egypt
Hungary
India
Indonesia
Israel
Ivory Coast
Jordan
Lebanon
Malaysia
Mexico
Morocco
Nigeria
Pakistan
Peru
Philippines
Poland
Qatar
Russia
Slovakia
South Africa
South Korea
Sri Lanka
Taiwan
Thailand
Turkey
Ukraine
Uruguay
Venezuela
Zimbabwe